Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
   6-5-06 #5.2 Version

EXCLUSIVE DISTRIBUTION AGREEMENT

Table of Contents
1.	Definitions	2

2.	Grant of Distribution and Other Rights	4

3.	Payments	4

4.	Taxes	5

5.	Perpetual Term	5

6.	Ownership of Rights	6

7.	Warranties and Indemnity of SecITV to Distributor	6

8.	Representations and Warranties of Distributor to SecITV	10

9.	Marking	11

10.	Non-Assignment	11

11.	Infringement by Third Parties	11

12.	Third-Party Technology	12

13.	Prosecution	12

14.	Information and Confidentiality	13

15.	Survival	14

16.	Certain Risk Factors	14

17.	Covenants of One Party to the Other	14

18.	General Provisions	15

19.	Execution of Agreement	17

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
   6-5-06 #5.2 Version

EXCLUSIVE DISTRIBUTION AGREEMENT

This EXCLUSIVE DISTRIBUTION AGREEMENT ("Agreement"), dated as of 2th June, 2006 ("Effective Date") is entered into by and between Security IT Vision, Inc., an Oregon corporation ("SecITV"), having a place of business at 1380 Lead Hill Boulevard, Suite 106, Roseville, California 95661, and Sentex SENSing Technologies, Inc., a New Jersey corporation ("Distributor"), having a place of business at 1801 East 9th Street, Cleveland, Ohio 44114. SecITV and Distributor separately are a “Party” and together are the "Parties."

WHEREAS, SecITV owns certain Technology (as defined below), including hardware and software, relating to identification of people by facial, and fingerprint recognition, and desires to grant to Distributor a license to use and distribute the Technology as herein set forth;

WHEREAS, Distributor desires to obtain a distribution license from SecITV.

WHEREAS, SecITV and the Distributor are fully aware that, SecITV is only active in OEM business activities as at the date hereof. (Distributor is on filling Form 10QSB dated 21th April, 2006.) , Distributor currently has no active operation and is a shell corporation.

WHEREAS, both Parties are very sophisticated businesspeople with many years of business experience, and each is fully aware on the risks based on this transaction, and each acknowledges same to the other. Notwithstanding, a document setting forth certain important risks will be referred to in Section 16.

NOW, THEREFORE, in consideration of the foregoing and the respective promises and covenants contained in this Agreement, SecITV and Distributor hereby agree as follows:

1.	Definitions.

The following terms shall have the meanings set forth below:

1.1. Affiliate. "Affiliate" shall have the meaning ascribed to such term under Rule 405 of the Securities Act of 1933.

1.2. Corporate Governance and Share Issuance Agreement. "Corporate Governance and Share Issuance Agreement" means an agreement between the parties, as annexed hereto as Exhibit A.

1.3. Improvements. "Improvements" means all inventions protectable by patent that are improvements or modifications to the Technology and that are created or developed either independently or jointly by SecITV and/or Distributor.

1.4.	Joint Technology. "Joint Technology" means all Technology and Improvements developed jointly by the parties.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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1.5.
Licensed Hardware Products. "Licensed Hardware Products" means all products made, have made, used, offered for sale or sold by Distributor incorporating or developed using the Licensed Technology for Security Applications. ´

1.6.	Licensed Services. "Licensed Services" means all services provided by Distributor incorporating or developed using the Licensed Technology for Security Applications.

1.7.
Licensed Software Products. "Licensed Software Products" means all products made, have made, used, offered for sale or sold by Distributor incorporating or developed using the Licensed Technology for Security Applications.

1.8.	Licensed Technology. "Licensed Technology" means any and all SecITV Technology, SecITV Patents, SecITV Derivative Works, and SecITV Improvements.

1.9.
Patents. "Patents" means all U.S. patents and patent applications relating to the Technology (only if filed in the USPTO during the term of this Agreement), including all continuations, continuations-in-part, divisionals, reissues, reexamination certificates, extensions and renewals, and including all foreign counterparts thereto, owned by or licensed to SecITV and/or Distributor or Parent, that relate to verifying identification of people by means referred to above, including all patents and patent applications, if any, identified in Exhibit B.

1.10.
Person. "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a trust, any unincorporated organization or a government or a political subdivision thereof.

1.11.	Product. "Product" means that as is fully described in Exhibit C.

1.12.
Security Applications. "Security Applications" means any and all uses relating to (i) securing and/or providing restricted access to information, systems, technology, locations or things, and (ii) confirming or verifying identification or authorization, and identifying individuals or authorized users, each as more completely identified and detailed in Exhibit D.

1.13.
Technology. "Technology" means the technology, processes, ideas, concepts, inventions, invention disclosures, laboratory notebooks, know-how, discoveries, trade secrets, improvements, design information, drawings, plans, technical data, shop rights, engineering documentation, engineering notebooks, specifications, blueprints, mask works, flow charts, diagrams, software (in object and source code), models, prototypes and other intellectual property developed (i) by SecITV prior to or during the term of the License, (ii) by Distributor during the term of the License or (iii) jointly by SecITV and Distributor during the term of the License, pertaining to any and all Security Applications.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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2.	Grant of Distribution and Other Rights.

2.1.
Licensed Technology Grant. SecITV, subject to Sections 5.1, 5.2, 5.3, 5.4, and 10, hereby appoints Distributor licenses and grants to Distributor the sole right to act as SecITV's exclusive distributor and sales representative in the Territory to use Licensed Technology as herein provided to make, have, have made, use, offer to sell, sell, and import Licensed Hardware Products and Licensed Software Products, and provide Licensed Services only for Security Applications, except as limited herein. Further, SecITV also grants to Distributor the right, power, and license to appoint sub-distributors as is set forth in Section 2.1 below. Distributor hereby accepts the appointment and agrees to assume the powers granted to it hereunder and, as a part thereof, to distribute the Products in the territory.

2.2.
Subdistributors. Upon the prior written request by Distributor, SecITV shall have the option, at its sole and absolute discretion, to allow Distributor to appoint one or more sub-distributors under the Licensed Technology commensurate in scope with the distribution rights appointed hereunder, which shall not be unreasonably withheld. Notice of the disallowance of any sub-distribution that Distributor has requested pursuant to this Section 2.1 shall be provided to Distributor in writing no later three (3) business days after receipt of such request by SecITV. If SecITV does not respond to Distributor's request within such period, the sub-distribution shall be deemed to be consented to by SecITV, provided, however, that the terms of any sub-distribution shall be no less restrictive on any sub-distribution than the terms of this Agreement are on Distributor. All sublicenses shall transfer to SecITV upon termination of this Agreement.

2.3.
Consideration. As consideration for SecITV appointingDistributor the rights provided for in this Agreement, Distributor shall, subject to the other provisions of this Agreement pay SecITV through the issuance of restricted shares of Common Stock, as set forth in detail in Exhibit C.

3.	Restrictions on Technology.

3.1. Distributor agrees that it shall not use or license the right to use the Technology, nor shall it or shall it allow a third party to make, have made, use, offer to sell, sell, have sold or import any products or services using the Technology for other than Security Applications. All revenues derived by Distributor from the use or license of the Technology as provided for hereunder shall belong to Distributor.

4.	Payments.

4.1.
Pass Through Royalties and Fees. With the prior written agreement of Distributor to incur the expenses noted, All royalties and fees assessed against, accrued or payable by SecITV to a third party, if any, relating to the Licensed Software Products, the Licensed Hardware Products and the Licensed Services shall be paid to SecITV by Distributor, at least five (5) business days before any such royalties or fees are payable by SecITV to such third party. All royalty and fee amounts shall be paid by check or in cash in U.S. dollars. Each payment shall be accompanied by a report identifying all sales, in dollars and in number of units, that form the basis for such royalty calculations or fees payable, and amounts paid.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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4.2.
SecITV receives for his its technology a fee of 5% for the use of the technology if the product is manufactured from Distributor based on agreement. The base for the fee is the net manufacturing cost to Distributor

5.	Taxes.

5.1. SecITV is not responsible for any sales, use, value-added, personal property or other taxes imposed on either Distributor's use, possession, offer for sale, or sale of Licensed Products. Each Party shall be solely responsible for any taxes based on its own net income, as well as for obtaining its own professional tax advice relating to this Agreement.

6.	Perpetual Term.

6.1. This distribution agreement set forth in this Agreement shall be perpetual and at the least have a term of fifty (5) years. Further, once the Shares are transferred to SecITV by Distributor as contemplated by the Share Issuance Agreement, this distribution shall be fully paid, non-assignable, and may not be terminated by SecITV for any reason whithin above mention period.

6.2. Any and all disputes which may arise between SecITV and Distributor arising under this Agreement which cannot be promptly settled amicably as between themselves or, by their nature, require judicial termination, shall be decided by arbitration under the rules of the American Arbitration Association ("AAA"), Cleveland, Ohio office, with a single arbitrator, to be agreed upon by the parties, or if not selected within thirty (30) days, to be selected according to the AAA rules, with the parties endeavoring to conclude such arbitration within six (6) months from initiation of the arbitration. All arbitration fees, costs and expenses shall be paid by the losing party to any such arbitration.

6.3. Upon termination of this Agreement, Distributor shall immediately cease all manufacture, use, sale and providing of Licensed Hardware Products, Licensed Software Products and Licensed Services and, to the extent reasonably practicable, each party shall promptly return and deliver to the other party all Licensed Technology and Confidential Information belonging to such party that is in its possession, and shall certify in writing that it has not knowingly retained any copies of such.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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7.	Ownership of Rights.

7.1. Ownership of Licensed Technology. Distributor acknowledges and agrees that title to and ownership of the Licensed Technology and all of the applicable intellectual property rights in and to the Licensed Technology shall be as follows:

7.1.1. All Technology developed solely by SecITV ("SecITV Technology") and Improvements developed by SecITV ("SecITV Improvements") shall be owned by and remain the sole and exclusive property of SecITV. Distributor acknowledges that this Agreement does not convey any interest in and to the SecITV Technology or SecITV Improvements or the intellectual property rights therein other than the distribution rights set forth in Sections 2, 2.1, and 2.2 herein.

7.1.2. All Technology developed solely by Distributor ("Distributor Technology") and Improvements developed by Distributor ("Distributor Improvements") shall be owned by and remain the sole and exclusive property of Distributor. SecITV acknowledges that this Agreement does not convey any interest in and to the Distributor Technology or Distributor Improvements or the intellectual property rights therein other than the license rights set forth in Section 2.3.

7.1.3. All Technology and Improvements developed jointly by the Parties ("Joint Technology") shall be jointly owned by and remain the jointly owned property of the Parties in equal share. Any and all Derivative Works, SecITV Improvements and Distributor Improvements shall be subject to one or more separate development agreements and/or licenses to be negotiated by the Parties in good faith.

8.	Warranties and Indemnity of SecITV to Distributor. SecITV represents and warrants to Distributor that the statements contained in this Section 8 are true and correct

8.1. Organization, Qualification, and Corporate Power. SecITV is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation. SecITV is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on SecITV. SecITV has all required corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. SecITV is not in default under or in violation of any provision of its Certificate of Incorporation or By-Laws.

8.2. Capitalization. The party or parties that control SecITV have all required power and authority to own and to vote all of the outstanding shares of capital stock of SecITV. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of SecITV. The principal owners of SecITV shall be made a party to this Agreement as is referred to below.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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8.3. Authority. SecITV has all required power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder. The execution, delivery, and performance by SecITV of this Agreement and the other documents it is required to execute and delivery to Distributor hereunder, and the consummation by SecITV of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly and validly executed and delivered by SecITV and constitutes a valid and binding obligation of SecITV, enforceable against SecITV in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

8.3.1. To the knowledge of SecITV, none of the activities or business presently conducted or products currently shipped by SecITV, or conducted by or shipped by SecITV at any time whatsoever, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any person or entity, or violates any local, state, or federal law or regulation (collectively, "laws"). SecITV has not received any complaint, claim, or notice alleging such infringement, violation, misappropriation or laws.

8.4. Brokers' Fees. SecITV has no liability or obligation to pay any finder's fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

8.5. Books and Records. The books, records, accounts, ledgers, and files of SecITV, insofar as they pertain to the License, are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices.

8.6. Distributor's Agreements as to Product.

8.6.1.	Distributor shall examine the quality of the Products received by it without delay and no later than ten (10) days after receipt.

Distributor shall promptly (within ten (10) days) lodge a complaint with the Carrier in case of packing defect and shall note to the carrier the damage.

In case of quality defect, Distributor shall promptly inform SecITV of same.

8.6.2.
Any Products which Distributor finds to be defective (“Defective Product”) as a result of faulty design manufacture or workmanship will at the sole discretion of SecITV either be replaced free of charge or repaired free of charge within Warranty from the delivery of the Defective Product, provided that:

8.6.3.
The Distributor shall state, in its opinion, whether or not the Product has not been misused, mishandled, overloaded, amended, modified or repaired in any way byDistributor, its servants or agents, or used for any other than that for which they were designed.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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8.6.4.
The Defective Product shall be returned by Distributor to SecITV properly packed carriage paid to SecITV and repaired or replaced Products will be returned free-of-charge to destinations as directed by Distributor.

a) Subject to the foregoing and the following sub-clauses of this clause, all risks shall pass to Distributor's Customer and shall be made known to the Customer as part of the Purchase Order with respect to Products purchased from Distributor.

b) Unless otherwise specified, delivery shall be deemed to take place when the Products have been delivered to the Customer's premises or other specified delivery point, to the Customer’s carrier if to be collected for dispatch abroad.

c) All dates and times specified to the Customer for delivery and installation of the Products or the provision of Services are estimates only.

d) If the Customer does not accept delivery of a consignment of Products in accordance with the Contract then:

e.1) SecITV shall be entitled to claim payment for the Products refused, and

e.2) The Products refused shall be in all respects at the Customer’s risks, and

e.3) The cost of storing the Products shall be borne by the Customer, and

8.7.
Confidentiality. Company and Distributor and their employees shall not divulge any information that is considered as confidential. This information might relate but not limited to the Product, to the parties’ affairs or business or method of carrying on business

8.8.
Disclosure. No representation or warranty by SecITV or Distributor contained in this Agreement, and no statement contained in any exhibit or any other document, certificate, or other instrument delivered to or to be delivered by or on behalf of one party to the other pursuant to this Agreement, and no other statement made by either SecITV or Distributor or any representatives of SecITV or Distributor, one Party to the other, in connection with this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. SecITV has disclosed to Distributor all material information relating to the business of SecITV, the Joint Technology, and/or the transactions contemplated by this Agreement.

8.9.
Definition of Knowledge. in each case where a representation or warranty of SecITV contained in this Section 8 is qualified as being "to the knowledge of SecITV," such knowledge shall be deemed to consist of the actual knowledge of any director, officer, or member of management of SecITV, in each case after actually conducting a reasonable investigation.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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8.10. Limitations. Nothing contained in this Agreement shall be construed as creating any form of license or rights under any patents, copyrights, mask works, trademarks, service marks, trade names, service names, trade dress, trade secrets, know-how, or confidential information owned or controlled by SecITV, other than as specifically indicated herein.

8.11. Indemnities.

8.11.1. By SecITV. SecITV shall indemnify, defend and hold harmless Distributor against any claim, demand or cause of action (a) resulting from a breach of any provision of this Agreement by SecITV; or (b) relating to infringement based on the use by Distributor of any one or more of the Licensed Hardware Products, Licensed Services, Licensed Software Products, Licensed Technology, and Patents in conformance with the specifications or the requirements of this Agreement; provided that indemnification by SecITV under (b) shall not apply to any allegation or determination of infringement to the extent that such infringement is based on (i) the use of application code or modifications developed by Distributor or a third party, if such infringement would have been avoided in the absence of such use; (ii) the use of any other software or hardware that is used in conjunction with the Product, if such infringement would have been avoided in the absence of such combination or use; (iii) the unauthorized use of the Product; or (iv) use of the Product not in conformance with the specifications or the requirements of this Agreement; and provided, further, that this indemnification shall be contingent upon Distributor notifying SecITV within ten (10) days of learning of any such claim, demand, or cause of action within ten (10) days thereof, and providing SecITV with such assistance as reasonably requested by SecITV in defending against such claim, demand or cause of action; and (v) based on or resulting from a breach of any provision of the Agreement by SecITV.

8.11.2. By Distributor. Distributor shall indemnify, defend and hold harmless SecITV against any claims, demands or causes of action (a) alleging infringement of any third party intellectual property rights based on (i) the use of application code or modifications developed by Distributor or a third party, (ii) the use of any other software or hardware that is used in conjunction with the Product, (iii) the unauthorized use of the Product, or (iv) use of the Product not in conformance with the specifications or the requirements of this Agreement, (b) based on the unauthorized use of the Product by Distributor, or (c) based on or resulting from a breach of any provision of this Agreement by Distributor.

8.12. Product Warranties. SECITV HEREBY DISCLAIMS AND WAIVES ALL RIGHTS TO CONTEST ALL IMPLIED WARRANTIES OF ANY SORT, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE TECHNOLOGY, IMPROVEMENTS, LICENSED HARDWARE PRODUCTS, LICENSED SOFTWARE PRODUCTS AND LICENSED SERVICES.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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8.13. Mitigation. In the event that any claim, demand or cause of action ("Claim") is asserted against SecITV or Distributor alleging infringement of any third party's intellectual property rights resulting from grant or rights made hereunder or the the use by Distributor of the Product, SecITV promptly shall use commercially reasonable efforts to seek to resolve such Claim by one or more of the following: (a) modifying the Product such that it no longer infringes or (b) obtaining a license, subject to the prior written agreement of Distributor, intellectual property asserted to have been infringed (the payments under which shall be borne by Distributor). Should it be commercially unreasonable for SecITV to undertake either (a) or (b), or if the payments under (b) are unduly burdensome for Distributor, then Distributor may either (x) terminate this Agreement, (y) request that SecITV remove the infringing subject matter (at SecITV's expense) or (z) continue using the Product, provided, that in such event Distributor shall bear all costs and expenses and responsibility for defending against and payment of any and all damages relating to Distributor's use of the Product and any lawsuits, proceedings and/or settlements relating to any such Claims.

9.	Representations and Warranties of Distributor to SecITV. Distributor represents and warrants to SecITV as follows:

9.1. Organization. Distributor is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation.

9.2. Authorization of Transaction. Distributor has all required power and authority to execute and deliver this Agreement and to issue the Shares and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Distributor and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by Distributor have been duly and validly authorized by all necessary corporate and shareholder actions. This Agreement has been duly and validly executed and delivered by Distributor and constitutes a valid and binding obligation of Distributor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

9.3. Noncontravention. Neither the execution and delivery of this Agreement nor the contemplated issuance and transfer and sale of the Shares by Distributor, nor the consummation by Distributor of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or Code of Regulations of Distributor, (b) required on the part of Distributor any filing with, or permit, authorization, consent or approval of, any governmental entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify, or cancel, or require any notice, consent, or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which Distributor is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Distributor or any of its properties, assets, or stock.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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9.4. Brokers' Fees. Distributor has no liability or obligation to pay any finder's fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

10.	Marking.

10.1. If applicable, Distributor shall permanently mark with the numbers of any patents relating to the Licensed Technology owned by SecITV ("Patents") all of the Licensed Hardware Products and Licensed Software Products in accordance with 35 U.S.C. § 287 and in substantially the following form: "This product is covered by one or more of the following United States Patents:      [list numbers.]" In addition to marking the Licensed Hardware Products and Licensed Software Products in the manner described above, Distributor must also mark, in substantially the same manner as described above, the box or packaging that contains the Licensed Hardware Products or Licensed Software Products. Distributor may advertise and reference the fact that the Licensed Hardware Products and Licensed Software Products are licensed under the Patents and that the Patents are owned by SecITV but, except as expressly provided herein, shall not otherwise use the name or any trademark or service mark of SecITV to market, advertise, or promote the Licensed Hardware Products, Licensed Software Products or Licensed Services or any other products or services without SecITV's express written consent, which consent shall not be unreasonably withheld.

11.	Non Assignment.

11.1. Distributor may not assign this Agreement or any of the rights or privileges under this Agreement without the prior written consent of SecITV which consent shall not be unreasonably withheld. For purposes of this Agreement, Distributor shall be deemed to have assigned this Agreement in derogation of this provision, if Distributor permits or fails to prevent any other person or entity to take the place of Distributor hereunder by merger, consolidations, stock transfer, other reorganization or as a result of bankruptcy. Notwithstanding the above, Distributor may assign this Agreement to an entity that is an Affiliate of Distributor. The validity of any approved or allowable assignment of this Agreement or any of the rights or privileges under this Agreement shall be subject to the assignee agreeing in advance in writing to be bound by the terms of this Agreement. Any attempted assignment in derogation of the foregoing shall be void.

12.	Infringement by Third Parties.

12.1. SecITV shall have the sole and exclusive right to bring suit and initiate proceedings relating to any infringement of the Patents or misappropriation of the Technology or Improvements and to settle the same. All costs and expenses relating to any such suit or suits or proceeding shall be paid for by SecITV, and shall not be the responsibility of Distributor, and any and all recoveries, awards, or payments from said suits or any settlements thereof shall be the property of SecITV. Distributor shall reasonably cooperate with and assist SecITV in all such suits as SecITV deems reasonably appropriate or necessary and all costs and expenses thereof shall be borne by SecITV. If Distributor becomes aware of any infringement of any Patent or misappropriation of the Technology or Improvements by any third-party, Distributor shall promptly notify SecITV of such and provide SecITV with any and all evidence thereof in its possession or control.

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13.	Third Party Technology.

13.1. The parties acknowledge that certain software, equipment or technology of third parties, including without limitations, facial, speech, eye, and fingerprint recognition software and hardware, may be required to operate or provide support for the Licensed Hardware Products, Licensed Software Products or Licensed Services or to evidence the practice the Licensed Technology. SecITV shall cooperate with Distributor to identify any such third party technology that may be available to Distributor, but SecITV shall not be obligated to pay for the purchase or licensing of any such third party technology or any third party intellectual property rights relating to such technology.

14.	Prosecution.

14.1. By SecITV. SecITV shall retain the right but not the obligation to prosecute and/or maintain the Patents that may relate to the SecITV Technology and Joint Technology and any other intellectual property rights relating thereto. Distributor shall cooperate with SecITV in any prosecution of pending applications concerning any SecITV Technology and Joint Technology by providing upon request technical information and data in an appropriate form relating to the subject matter of any pending applications or issued patents. SecITV shall be responsible for all costs and expenses with respect to the SecITV Technology. SecITV and Distributor shall share equally all costs and expenses with respect to the Joint Technology.

14.2. By Distributor. Distributor shall retain the right but not the obligation to prosecute and/or maintain the Patents that may relate to the Distributor Technology or any other intellectual property rights relating thereto. Distributor shall be responsible for all costs and expenses with respect to the Distributor Technology.

14.3. Failure to Prosecute. Should a Party fail to or choose not to prosecute or maintain any patents relating to the SecITV Technology or the Distributor Technology or pay for the prosecution of any patents relating to the Joint Technology, the other Party shall have the right to prosecute and/or maintain such patents subject to such other Party paying for and undertaking such obligation to prosecute and maintain any such patents. Should the other Party undertake the obligation to prosecute and maintain and pay for any such patents, the non-prosecuting Party shall relinquish its right, if any, to prosecute the patent, and the non-prosecuting Party shall assign and shall be deemed to have assigned all of its rights in same to the prosecuting Party. Upon assignment of any such patent, the assigning Party shall be granted by the other Party a license to such patent that is commensurate in scope to the rights enjoyed by the assigning Party in such patent pursuant to this Agreement prior to the assignment.

Exclusive Distribution Agreement between Security IT Vision, Inc. and Sentex SENSing Technologies, Inc.
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15.	Information and Confidentiality.

15.1. Exchange of Information. During the term of this Agreement, SecITV and Distributor agree to promptly keep each other informed on all Improvements conceived or developed by either of them to the Technology.

15.2. Confidentiality. SecITV and Distributor acknowledge that the Licensed Technology licensed pursuant to this Agreement relates or will relate to information that is not or will not be publicly available ("Confidential Information"). The Confidential Information provided hereunder is valuable, proprietary, and unique, and each Party agrees to maintain the confidentiality of the Confidential Information and to be bound by and observe the proprietary nature thereof as provided herein. Each Party agrees to take diligent action to fulfill its obligations hereunder by instruction or agreement with its employees or agents (whose confidentiality obligations shall survive termination of employment or agency) who are permitted access to the Confidential Information. Access shall only be given on a need-to-know basis, except as otherwise set forth herein or as may be permitted in writing by the disclosing Party. Without limiting the generality of the foregoing, for the avoidance of doubt, each Party agrees that those staff or other representatives of the other Party who require access to the Confidential Information for support shall not require a license. Neither Party shall use, provide or otherwise make available the Confidential Information or any part or copies thereof to any third party, except its employees, consultants and agents, other than as agreed to in writing in advance by the disclosing Party. Prior to any such disclosure, each party to whom Confidential Information is to be disclosed shall agree to terms and conditions concerning exchange of information and confidentially as laid down in this Section 15.2. The terms and conditions of this Agreement are also confidential to the parties. Neither party shall disclose any such terms and conditions during the term of the Agreement and thereafter without prior written approval by the other party, except as required by law, and as is set forth in Section.

15.3. Reverse Engineering. Distributor shall not reverse engineer, decompile or disassemble the Licensed Technology or any portion thereof, nor otherwise attempt to create or derive the Licensed Technology except as permitted by law. Distributor acknowledges and agrees that that unauthorized reproduction, use, or disclosure of the Licensed Technology or any part thereof is likely to cause irreparable injury to SecITV, who shall therefore be entitled to injunctive relief to enforce these license restrictions, in addition to any other remedies available at law, in equity, or under this Agreement, and without the need to post funds, even if ordinarily required.

15.4. Confidentiality Exceptions. Notwithstanding the provisions of this Section 15, the confidentiality obligations hereunder shall not apply to (i) information that is known to the public or is generally known within the industry or business, (ii) information that is (was) required to be disclosed pursuant to law (i.e., SEC disclosure requirements) or order of a court having jurisdiction (provided that the party required so to disclose such Confidential Information shall offer the party owning such Confidential Information the opportunity to obtain an appropriate protective order or administrative relief against disclosure of such Confidential Information) but only to the extent of any such required disclosure, and (iii) information that was legally acquired by SecITV or Distributor, as the case may be, from a third-party in good faith, provided that such disclosure by the third-party was not in breach of any agreement between such third-party and SecITV or Distributor, as the case may be.

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16.	Survival.

The terms of Sections 2, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 7, 7.6, 12, 14.2 shall survive the termination or expiration of this Agreement.

17.	Certain Risk Factors.

Risk factors relating to the Distributor's issuance of its common stock as referred to herein are set forth in Exhibit ___.

18.	Covenants of One Party to the Other.

18.1. Distributor shall at its own expense apply for all approvals for all those products the Distributor wants to sell in the Territory. Such approvals shall belong to SecITV and be held in SecITV’s sole name.

18.2. Distributor shall not make any additions or modifications to the Product without SecITV’s prior written approval. The Product can be sold only in the original form and in the original packing. In the event that Distributor makes any such permissible additions or modifications to the Product, full details shall be notified by the Distributor to SecITV in writing within seven (7) days of their being carried out. SecITV shall not be liable for, whether under this Agreement or otherwise, for any consequences arising from such additions or modifications nor for any resultant defect of the Product.

18.3. Distributor shall pursue its activities in co-operation with SecITV, informing SecITV of its activities (marketing and sales) consistently.

18.4. Distributor has the right to set out its own sales prices to its customers

18.5. Distributor shall inform SecITV on the sales price achieved.

18.6. Distributor shall bring to the notice of SecITV any information received by it and which is likely to be of use or benefit to SecITV in relation to the marketing of the Product, which might affect sales of the Product.

18.7. Distributor shall not make any representations, warranties or guaranties with reference to the Product except such as are consistent with the current conditions of sale of SecITV, and the warranties to be set forth in Purchase Orders.

18.8. Shall not incur any liability on behalf of SecITV or in any way pledge or purport to pledge SecITV’s credit or accept any order or make any contract on behalf of SecITV.

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18.9. Exhibits. All Exhibits referred to herein are made a part hereof and incorporated herein as if fully rewritten herein.

18.10. Entire Agreement. The Agreement, along with the exhibits hereto, and subject to the agreements of certain shareholders of Distributor and SecITV as set forth below, are the final and entire agreement between the parties relating to the subject matter and supersedes any and all prior or contemporaneous discussions, statements, representations, warranties, correspondence, conditions, negotiations, understandings, promises and agreements, oral and written, with respect to such subject matter.

18.11. Agreement of SecITV's Controlling Parties. The Agreement of SecITV's controlling parties is set forth after the corporate signature page.

19.	General Provisions.

19.1. Choice of Law. This Agreement will be governed by, and construed and interpreted according to, the substantive laws of the State of Ohio, without regard to its choice of law provisions.

19.2. Choice of Forum. Any claim or action brought by SecITV arising in any way out of this Agreement, other than a dispute under Section 4, which is addressed herein, must be brought in the United States District Court, Central District of California or, if subject matter jurisdiction cannot be obtained in that court, in any court of competent jurisdiction sitting in California. Any claim or action brought by Distributor arising in any way out of this Agreement must be brought in the United States District Court, Northern District of Ohio, or, if subject matter jurisdiction cannot be obtained in that court, in any court of competent jurisdiction sitting in Ohio. SecITV and Distributor hereby submit to the jurisdiction and venue of said courts for these purposes.

19.3. Entire Agreement. The Agreement, along with the exhibits hereto, are the final and entire agreement between the parties relating to the subject matter and supersedes any and all prior or contemporaneous discussions, statements, representations, warranties, correspondence, conditions, negotiations, understandings, promises and agreements, oral and written, with respect to such subject matter.

19.4. No Reliance. The parties each acknowledge that, in entering into this Agreement, they have not relied upon any statements, representations, warranties, correspondence, negotiations, conditions, understandings, promises and agreements, oral or written, not specifically set forth in this Agreement. All of the parties represent that they are represented by legal counsel and have been fully advised as to the meaning and consequence of all of the terms and provisions of this Agreement.

19.5. Waiver; Modifications. No provision of this Agreement shall be waived unless set forth in writing and signed by the party effecting such waiver. No waiver of the breach of any of the terms or provisions of this Agreement shall be a waiver of any preceding or succeeding breach of this Agreement or any other provisions thereof. No waiver of any default, express or implied, made by any party hereto shall be binding upon the party making such waiver in the event of a subsequent default. This Agreement may only be modified or amended by a written agreement executed by each of the parties.

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19.6. Notices. Any notices permitted or required under the provisions of this Agreement shall be in writing and shall be personally delivered, mailed by certified mail, postage prepaid or by facsimile transmission (with proof of transmission) or shall be sent by overnight courier service to the address of the relevant party as first set forth above. SecITV or Distributor may direct notices to be sent to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

19.7. Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, void, illegal, or unenforceable in any respect, such invalidity, voidness, illegality, or unenforceability shall not affect any other provision of this Agreement, and the remaining portions shall remain in full force.

19.8. Cooperation. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

19.9. First Right of Refusal. Distributor has first right of refusal to purchase the technology if it is ever offered for sale.

19.10. Titles. The titles of Sections hereunder are included for ease of reference only, and shall not be used to construe the meaning of this Agreement.

19.11. Authority. All parties and authorized representatives signing this Agreement represent and warrant that they have corporate power and authority to execute and enter into this Agreement.

19.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which together shall be and constitutes one and the same Agreement.

19.13. Press Releases and Announcements. Neither of the Parties shall issue any press release or make any other public announcement or furnish any statement or make any general announcement to its respective employees or customers relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that a Party may make such announcements and disclosures as may be required by applicable laws (in which case the disclosing Party shall advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure). Notwithstanding the foregoing, (i) within one day after the date of execution of this Agreement by the Parties, SecITV shall issue a press release in the form of Exhibit ____ attached hereto and Distributor shall issue a press release in the form of Exhibit ____ attached hereto and (ii) within one day after the Closing Date, SecITV shall issue a press release in the form of Exhibit ____ attached hereto and Distributor shall issue a press release in the form of Exhibit ____ attached hereto, provided, however, that in each case, the Parties may elect to issue a joint press release.

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20. Execution of Agreement

This agreement will be considert effective when executed by faxsimily by the parties each corporate party to the agreement who has corporate authorithy to do so and each of Kendall and Rubinstein in their individual capacity as set forth on page 18 and 19. As soon as possible original copies will be delivered on to the other

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Technology License Agreement through their duly authorized representatives on the date set forth above.

SECURITY IT VISION, INC.

By: /s/ Henrik Rubinstein

Name: Henrik Rubinstein

Title: Director

SENTEX SENSING TECHNOLOGIES, INC.

By: /s/ Robert Kendall

Name: Robert Kendall

Title: CEO

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Additional personal agreements made pursuant to 7.2. and 8.2:

1.
Henrik Rubinstein being the sole and controlling shareholder of SecITV and as a member of the Board of Directors of the Company shall take all action necessary for the Board of Directors and/or the Shareholders of SecITV to approve the Agreement as may be required by applicable law.

_________________________________
Henrik Rubinstein

2.
Robert Kendall being the majority shareholder of Sentex and as a member of the Board of Directors of Sentex shall take all action necessary for the Board of Directors and/or the Shareholders of Sentex to approve the Agreement as may be required by applicable law.

_________________________________
Robert Kendall